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                                                                    EXHIBIT 10.8

                               PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is entered into on April 3, 2000 between Deluxe Financial Services, Inc., a Minnesota corporation ("DFSI"), and eFunds Corporation, a Delaware corporation ("eFunds"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article I hereof.

                                    RECITALS

     WHEREAS, DFSI and eFunds are wholly owned subsidiaries of Deluxe Corporation, a Minnesota corporation ("Deluxe");

     WHEREAS, the Board of Directors of Deluxe has determined that it would be appropriate and desirable to completely separate the eFunds Business from Deluxe;

     WHEREAS, the Boards of Directors of Deluxe, DFSI and eFunds have each determined that it would be appropriate and desirable for DFSI to sell to eFunds and for eFunds to purchase from DFSI certain real property located in Phoenix, Arizona and personal property attached to such real property; and

     WHEREAS, DSFI and eFunds intend in this Agreement, including the Exhibits and Schedules attached hereto, to set forth the principal arrangements between them regarding the sale of the real property located in Phoenix, Arizona and personal property attached to such real property.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1. Defined Terms. The following terms, as used herein, shall have the following meanings:

     "Affiliates" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, (i) Deluxe and its Subsidiaries (other than eFunds and its Subsidiaries) shall not be considered Affiliates of eFunds and (ii) eFunds and its Subsidiaries shall not be considered Affiliates of Deluxe;

     "eFunds Business" means the business and operations of eFunds as currently conducted by eFunds, iDLX Corporation, eFunds Holding Ltd., Connex Europe SRL, Deluxe Overseas, Inc., eFunds Corporation, Deluxe Payment Protection Systems,Inc., Chex Systems, Inc. and Deluxe Analytic Research Technologies, Inc., and as such business and operations will continue following the Contribution Date.
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     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Subsidiary" means, with respect to any Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members of the board of directors or similar governing body. Unless the context otherwise requires, with reference to Deluxe and its Subsidiaries, the term "Subsidiary" shall not include eFunds or any Subsidiary of Deluxe that will be transferred to eFunds after giving effect to the Separation.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

     Section 2.1 Purchase and Sale of Assets. At the Closing, on and subject to the terms and conditions of this Agreement, DFSI agrees to sell, convey, transfer, assign and deliver to eFunds, and eFunds agrees to purchase and accept from DFSI, all of the right, title and interest of DFSI in and to the following assets (all of such assets, properties and rights being sometimes collectively called the "Purchased Assets"):

          (a) the real property located at Lots 20, 22, 23 and 34 and the South half of Lot 19, SOUTHBANK, according to Book 306 of Maps, page 44, records of Maricopa County, Arizona (the "Real Property"); and

          (b) the personal property owned by DFSI described on Schedule 2.1(b) attached hereto, and situated in or about the Real Property (the "Personal Property").

     Section 2.2 Assumption of Liabilities. In partial payment of the Purchase Price (as defined in Section 2.4 hereof), subject to the terms and conditions set forth in this Agreement, at Closing, eFunds hereby assumes and agrees on a timely basis to pay, perform, satisfy and discharge, or will cause the eFunds Subsidiaries to pay, perform, satisfy and discharge all debts, liabilities, guarantees, assurances, commitments and obligations of DFSI or its Affiliates primarily associated with the Purchased Assets (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due) (collectively, the "Assumed Liabilities").

     Section 2.3 Methods of Transfer and Assumption.

          (a) eFunds and DFSI agree that transfers of Purchased Assets set forth in Section 2.1 hereof shall be effected by delivery by DFSI to eFunds of
     (a) with respect to any real property interest or any improvements thereon, a quit claim deed in accordance with local practice, and (b) with respect to all other Purchased Assets owned by DFSI, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably


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     satisfactory to DFSI and eFunds, as shall be necessary to vest in eFunds all of DFSI's title and ownership interest in and to any such Purchased Asset. Notwithstanding the quit claim nature of the conveyances herein contemplated, DFSI hereby agrees to cooperate in all reasonable respects with eFunds with respect to any third party ownership or lien claims on any of the Purchased Assets. DFSI shall, among other things, provide eFunds with such records, access to employees, officers and directors, and other assistance as it may reasonably request with respect thereto, but shall not be liable for any damages, payments, or claims related to the Purchased Assets.

          (b) To the extent necessary, the assumption of the Assumed Liabilities contemplated pursuant to Section 2.2 hereof shall be effected by delivery by eFunds to DFSI of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to DFSI and eFunds as shall be necessary for the assumption by eFunds of the Assumed Liabilities.

          (c) Each of the parties hereto also agrees to deliver to any other party hereto such other documents, instruments and writings as may be reasonably requested by such other party hereto in connection with the transactions contemplated hereby.

          (d) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE TRANSFERS AND ASSUMPTIONS REFERRED TO IN THIS ARTICLE II ARE BEING MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (I) AS TO THE VALUE OR FREEDOM FROM ENCUMBRANCE OF ANY OF THE PURCHSAED ASSETS, (II) AS TO ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER MATTER CONCERNING ANY OF THE PURCHASED ASSETS, OR (III) AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY OF THE PURCHASED ASSETS. The instruments of transfer or assumption referred to in this Section 2.3 shall not include any separate representations and warranties. Deluxe and eFunds hereby acknowledge and agree that all Purchased Assets are being transferred "AS IS, WHERE IS." eFunds shall bear the economic and legal risks that any conveyances of the Purchased Assets to eFunds shall prove to be insufficient or that eFunds's title to any of the Purchased Assets which they currently own (or, after giving effect to the transfers contemplated by this Agreement, will own) shall be other than good and marketable and free from encumbrances.

          (e) DFSI and eFunds hereby further acknowledge and agree that in the event and to the extent that there is any conflict between the provisions of this Agreement and the provisions of any of the instruments of transfer or assumption referred to in this Section 2.3, the provisions of this Agreement shall control except where a specific conveyancing instrument specifically provides that such instrument shall control over this Section
     2.3 and refers to this specific Section 2.3 by number.

          (f) The parties intend to complete the transfer of all Purchased Assets and the assumption of all eFunds Liabilities effective on or prior to the Closing Date but, to the extent that any such transfers and assumptions are not completed prior to the Closing Date, the parties shall take all actions reasonably necessary or appropriate to complete such transactions as promptly thereafter as possible. In addition to those transfers and assumptions accurately


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     identified and designated by the parties to take place but which the parties are not able to effect prior to the Closing Date, there may exist
     (i) Purchased Assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to eFunds or retained by Deluxe or (ii) liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by eFunds or not assumed by eFunds. The parties shall, between the Closing Date and the date the Distribution occurs, cooperate in good faith to effect the transfer or re-transfer of such Purchased Assets, and/or the assumption or re-assumption of such Assumed Liabilities, to or by the appropriate party and shall not use the determination of remedial actions contemplated herein to alter the original intent of the parties hereto with respect to Purchased Assets to be transferred to or the Assumed Liabilities to be assumed by eFunds. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Purchased Assets transferred hereby or Assumed Liabilities assumed hereby.

     Section 2.4 Consideration and Payment.

          (a) Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to the $10,007,049.51 (the "Purchase Price") plus the assumption of the Assumed Liabilities. The Purchase Price shall be allocated as follows: $9,753,524.32 towards the Real Property, and $343,525.19 towards the Personal Property.

          (b) Payment of Purchase Price. At the Closing, eFunds shall pay the Purchase Price in cash or by certified or bank cashier's check.

     Section 2.5 Closing. The closing of the sale and purchase of the Purchased Assets contemplated by this Agreement (the "Closing") shall take place on the date hereof (the "Closing Date") at the offices of DFSI at 3680 Victoria Street North, Shoreview, Minnesota 55126. For accounting purposes, the parties hereto covenant and agree the Closing will be deemed to have occurred as of 5:00 p.m. on March 31, 2000.

                                   ARTICLE III
                                 INDEMNIFICATION

     Section 3.1. Indemnification by eFunds. eFunds shall jointly and severally indemnify in full DFSI and each of its Affiliates and their respective officers, directors, employees, agents and representatives (the "Deluxe Indemnitees") and hold them harmless against any and all losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal and other external advisors fees and expenses) (each an "Indemnifiable Loss"), resulting from, relating to or arising, whether prior to or following the Closing Date, out of or in connection with the Purchased Assets and the Assumed eFunds. Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Closing Date.

         Section 3.2.      Indemnification Procedures.


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          (a) If a claim or demand for an Indemnifiable Loss is made against a
     Deluxe Indemnitee by any Person who is not a party to the this Agreement (a "Third Party Claim") as to which such Deluxe Indemnitee is entitled to indemnification pursuant to Section 1 hereof, such Deluxe Indemnitee shall give eFunds notice of such Third Party Claim, as promptly as practicable, but in any event no later than 15 days after the receipt by the Deluxe Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release eFunds from any of its obligations under this Agreement except to the extent eFunds is materially prejudiced by such failure and shall not relieve eFunds from any other obligation or liability that it may have to any Deluxe Indemnitee otherwise than under this Agreement. If eFunds acknowledges in writing its obligations to indemnify the Deluxe Indemnitee hereunder against any Indemnifiable Losses that may result from such Third Party Claim, then eFunds shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, subject to the approval of the Deluxe Indemnitee (which approval shall not be unreasonably withheld or delayed), if it gives notice of its intention to do so to the Deluxe Indemnitee within 15 days of the receipt of such notice from the Deluxe Indemnitee (or such shorter period as may be required to avoid a default in responding to the assertion of the Third Party Claim in any tribunal before which such claim has been brought); provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Deluxe Indemnitee for the same counsel to represent both the Deluxe Indemnitee and eFunds, then the Deluxe Indemnitee shall be entitled to retain its own counsel, in each jurisdiction for which the Deluxe Indemnitee determines counsel is required to participate in such defense, at the expense of eFunds. In the event eFunds exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Deluxe Indemnitee shall cooperate with eFunds in such defense and make available to eFunds, at the eFunds's expense, all witnesses, pertinent records, materials and information in the Deluxe Indemnitee's possession or under the Deluxe Indemnitee`s control relating thereto as is reasonably required by eFunds, subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Deluxe Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, eFunds shall cooperate with the Deluxe Indemnitee in such defense and make available to the Deluxe Indemnitee all such witnesses, records, materials and information in eFunds's possession or under eFunds's control relating thereto as is reasonably required by the Deluxe Indemnitee, subject to reimbursement of reasonable out-of-pocket expenses. No such Third Party Claim may be settled by eFunds without the prior written consent of the Deluxe Indemnitee (which shall not be unreasonably withheld or delayed) unless such settlement is solely for money and includes an unconditional release of each Deluxe Indemnitee from any and all Indemnifiable Losses arising out of such action, claim, suit or proceeding and would not otherwise adversely affect the Deluxe Indemnitee. No such Third Party Claim may be settled by the Deluxe Indemnitee without the prior written consent of eFunds which shall not be unreasonably withheld or delayed.

          (b) All Deluxe Indemnitees (other than DFSI) shall, as a condition of their rights to indemnification hereunder, be deemed to have granted Deluxe an irrevocable power of attorney, coupled with an interest, with respect to all matters for which any determination may be made, action may be taken or consent may be given or withheld under this Section 2, including, without


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     limitation, any determination regarding selection of counsel and any consent regarding settlement, and any such determination, action or consent made, taken, given or withheld by such party shall be binding up such Deluxe Indemnitee as if made, taken, given or withheld by such Deluxe Indemnitee personally.

          (c) Notwithstanding the foregoing, eFunds shall not be entitled to assume the defense of any Third Party Claim and shall be liable for the fees and expenses of counsel incurred by the Deluxe Indemnitee in defending such Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Deluxe Indemnitee which the Deluxe Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, eFunds shall be entitled to assume the defense of the portion relating to money damages.

          (d) In the event any Deluxe Indemnitee should have a claim against eFunds that does not involve a Third Party Claim, the Deluxe Indemnitee shall deliver a notice of such claim with reasonable promptness to eFunds. If eFunds notifies the Deluxe Indemnitee that it does not dispute the claim described in such notice or fails to notify the Deluxe Indemnitee within 20 business days after delivery of such notice by the Deluxe Indemnitee whether eFunds disputes the claim described in such notice, the Indemnifiable Loss in the amount specified in the Deluxe Indemnitee's notice will be conclusively deemed a liability of eFunds and eFunds shall pay the amount of such Indemnifiable Loss to the Deluxe Indemnitee on demand. If eFunds has timely disputed the liability with respect to such claim, the Chief Financial Officer of eFunds and the Chief Financial Officer of DFSI will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 days after the delivery of the Deluxe Indemnitee's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota, by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. Each of DFSI, on the one hand, and eFunds, on the other, shall bear its own fees and expenses in connection with such arbitration and shall bear 50% of the fees and expenses of the arbitrator.

                                   ARTICLE IV
                                  MISCELLANEOUS

     Section 4.1 Entire Agreement. This Agreement and the documents referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.


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     Section 4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflicts of laws principles.

     Section 4.3 Notices. All notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto, must be in writing and shall be deemed validly given, made or served,
(a) when delivered personally or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with subsection (c) below; or (b) on the next business day after delivery to a nationally recognized express delivery service with instructions and payment for overnight delivery; or (c) on the fifth (5th) day after deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following addresses or to such other address as the party to be notified shall have specified to the other party in accordance with this section:

     If to DFSI:

                  Deluxe Financial Services, Inc.
                  c/o Deluxe Corporation
                  3680 Victoria Street North
                  Shoreview, Minnesota 55126
                  Attn:    Chief Financial Officer
                  Facsimile:________________
                  Copy to:  General Counsel
                  Facsimile:________________

     If to eFunds:

                  eFunds Corporation
                  400 West Deluxe Parkway
                  P.O. Box 12536
                  Milwaukee, Wisconsin 53212
                  Attn:    Chief Financial Officer
                  Facsimile:________________
                  Copy to:  General Counsel
                  Facsimile:________________

     Section 4.4 Parties in Interest. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 4.5 Counterparts. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of


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which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 4.6 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     Section 4.7 Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 4.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 4.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     Section 4.10 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors, rights generally and general equity principles.


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     Section 4.11 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     Section 4.12 Survival. All of the terms of this Agreement and the obligations, warranties and representations herein contained, shall survive and be enforceable after the Closing.


                          SIGNATURES ON FOLLOWING PAGE


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         IN WITNESS WHEREOF, each of the parties has caused the Assignment and
Assumption Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                       DELUXE FINANCIAL SERVICES, INC.


                                       By:
                                       Name: ________________________
                                       Title:________________________

                                       By:
                                       Name: ________________________
                                       Title:________________________


                                       EFUNDS CORPORATION

                                       By: ___________________________
                                       Name: _________________________
                                       Title:___________________

                                       By:
                                       Name: ________________________
                                       Title:________________________



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